Exhibit 10.21

OneBeacon Insurance

2006 Management Incentive Plan

Performance Goals

1.	Achieve economic combined ratio of 96% or better

2.	Be opportunistic on new business / keep our best renewal business / price it right

3.	Conform to changing demands to maintain Claims Loss Triangle at 25.8%

4.	Integrate reciprocals and other new business opportunities into OneBeacon including: Lawyers Liability, Community Banking, Middle Market MGA initiative, AIE conversion and HGIE expansion

5.	Continue to manage aggregate catastrophic exposures for wind, earthquake, flood, and terrorism

6.	Complete transactions that build long term economic value for OneBeacon

ONEBEACON’S 2006 MANAGEMENT INCENTIVE PLAN

Purpose

The Management Incentive Plan (MIP) is an integral part of the total compensation program for senior Home Office and Field Office management. Its primary purpose is to focus attention on 2006 profitability goals and to reward eligible participants for the achievement of those goals.

Eligibility

The Plan is limited to home office and field office senior staff who have a significant impact on OneBeacon’s operating results.

Target Awards

Target awards for all participants, expressed as a percent of salary, will be set and approved by the Board of OneBeacon Insurance Group LLC.

Performance Measure

The Corporate MIP pool will be established based upon achievement of a 96% economic combined ratio for total OneBeacon operations, computed on an adjusted calendar year basis. This measurement will be used to establish a pool of money to be allocated to business units and Home Office departments. At a corporate combined ratio of 96%, the plan will fund an amount equal the sum of each of the plan’s participant’s potential award at their target bonus percentage. The OneBeacon Board of Managers may adjust the size of the pool based on under or over achievement of the company’s target combined ratio and other objectives that will be communicated during first quarter, 2006.

Individual Awards

Each business unit will be judged against a number of metrics including, where appropriate, a combined ratio result target, agreed to in advance with the President of OneBeacon. Generally these targets will relate to the aggregate financial plan rolled up by branch and line of business, but the targets will not always match the plan (in many cases, the targets are more aggressive). If the combined ratio target is achieved, in conjunction with other business metrics, the business may be awarded 100% of its indicated share of the corporate pool. Businesses failing to reach target may or may not, at the discretion of the President, receive a reduced, partial allocation of the pool. Businesses exceeding objectives may receive greater than 100% of indicated allocation. In no event will the sum of the performance adjusted business unit pools be greater than the performance adjusted company pool.

Within each business, it will be the prerogative of the business leader, with guidance from and after consultation with the company President, to further allocate the business’s pool amount to the constituent branches, lines of business and individuals, based upon performance against targets established within the business. It will be the responsibility of the business leader, with guidance from the President, to establish appropriate targets for the constituent branches, lines of business, departments, or individuals at the outset of the MIP year.

For corporate or administrative functions that support all or multiple regions or businesses, MIP individuals will receive allocations from the corporate pool based upon attainment of their department and individual MIP goals for 2006.

Review and evaluation of performance will be conducted during the first quarter following the end of the plan year. Incentive payments will be paid once plan year results have been produced and evaluated.

The salary used to determine the amount of the individual awards will be that in effect at the end of the plan year (12/31/06).

Plan Participation for New Hires

Employees hired during the plan year are eligible to participate in the MIP. Awards will be pro-rated specifically based on date of hire.

Special Circumstances

The OneBeacon Board of Managers may, in its sole discretion, also recognize extraordinary conditions or circumstances in determining payment levels.

In the event of termination prior to the payment of awards, no incentive payments will be made. However, in the event of retirement or reduction in force after the end of the plan year, but before payment is made, incentive payments may be made if approved by the senior business leader. These exceptions will be made on a case by case basis. In the event of death or disability, the plan participant or beneficiary may be considered for a partial award payment.

Effect on Benefit Plans

Amounts paid under the terms of this plan will not be counted for purposes of determining compensation under any employee benefit plan sponsored by OneBeacon.

Plan Continuation

Notwithstanding any of the aforementioned, the plan may be amended or terminated, in whole or in part, at any time, by the Board of Managers.